HONG KONG CONDITIONS OF SALE
BUYING AT CHRISTIE'S

CONDITIONS OF SALE

These Conditions of Sale and the Important Notices and Explanation of Cataloguing Practice set out the terms on which we offer the **lots** listed in this catalogue for sale. By registering to bid and/or by bidding at auction you agree to these terms, so you should read them carefully before doing so. You will find a glossary at the end explaining the meaning of the words and expressions coloured in **bold**.

Unless we own a **lot** (Δ symbol), Christie's acts as agent for the seller.

A • BEFORE THE SALE

1 • DESCRIPTION OF LOTS

(a) Certain words used in the catalogue description have special meanings. You can find details of these on the page headed "Important Notices and Explanation of Cataloguing Practice" which forms part of these terms. You can find a key to the Symbols found next to certain catalogue entries under the section of the catalogue called "Symbols Used in this Catalogue".

(b) Our description of any **lot** in the catalogue, any **condition** report and any other statement made by us (whether orally or in writing) about any **lot**, including about its nature or **condition**, artist, period, materials, approximate dimensions or **provenance** are our opinion and not to be relied upon as a statement of fact. We do not carry out in-depth research of the sort carried out by professional historians and scholars. All dimensions and weights are approximate only.

2 • OUR RESPONSIBILITY FOR OUR DESCRIPTION OF LOTS

We do not provide any guarantee in relation to the nature of a **lot** apart from our **authenticity warranty** contained in paragraph E2 and to the extent provided in paragraph I below.

3 • CONDITION

(a) The **condition** of **lots** sold in our auctions can vary widely due to factors such as age, previous damage, restoration, repair and wear and tear. Their nature means that they will rarely be in perfect **condition**. **Lots** are sold "as is" in the **condition** they are in at the time of the sale, without any representation or warranty or assumption of liability of any kind as to **condition** by Christie's or by the seller.

(b) Any reference to **condition** in a catalogue entry or in a **condition** report will not amount to a full description of **condition**, and images may not show a **lot** clearly. Colours and shades may look different in print or on screen to how they look on physical inspection. **Condition** reports may be available to help you evaluate the **condition** of a **lot**. **Condition** reports are provided free of charge as a convenience to our buyers and are for guidance only. They offer our opinion but they may not refer to all faults, inherent defects, restoration, alteration or adaptation because our staff are not professional restorers or conservators. For that reason they are not an alternative to examining a **lot** in person or taking your own professional advice. It is your responsibility to ensure that you have requested, received and considered any **condition** report.

4 • VIEWING LOTS PRE-AUCTION

(a) If you are planning to bid on a **lot**, you should inspect it personally or through a knowledgeable

representative before you make a bid to make sure that you accept the description and its **condition**. We recommend you get your own advice from a restorer or other professional adviser.

(b) Pre-auction viewings are open to the public free of charge. Our specialists may be available to answer questions at pre-auction viewings or by appointment.

5 • ESTIMATES

Estimates are based on the **condition**, rarity, quality and **provenance** of the **lots** and on prices recently paid at auction for similar property. **Estimates** can change. Neither you, nor anyone else, may rely on any **estimates** as a prediction or guarantee of the actual selling price of a **lot** or its value for any other purpose. **Estimates** do not include the **buyer's premium** or any applicable taxes. **Estimates** may be shown in different currencies from that of the saleroom for guidance only. The rate of exchange used in our printed catalogues is fixed at the latest practical date prior to the printing of the catalogue and may have changed by the time of our sale.

6 • WITHDRAWAL

Christie's may, at its option, withdraw any **lot** at any time prior to or during the sale of the **lot**. Christie's has no liability to you for any decision to withdraw.

7 • JEWELLERY

(a) Coloured gemstones (such as rubies, sapphires and emeralds) may have been treated to improve their look, through methods such as heating and oiling. These methods are accepted by the international jewellery trade but may make the gemstone less strong and/or require special care over time.

(b) All types of gemstones may have been improved by some method. You may request a gemmological report for any item which does not have a report if the request is made to us at least three weeks before the date of the auction and you pay the fee for the report.

(c) We do not obtain a gemmological report for every gemstone sold in our auctions. Where we do get gemmological reports from internationally accepted gemmological laboratories, such reports will be described in the catalogue. Reports from American gemmological laboratories will describe any improvement or treatment to the gemstone. Reports from European gemmological laboratories will describe any improvement or treatment only if we request that they do so, but will confirm when no improvement or treatment has been made. Because of differences in approach and technology, laboratories may not agree whether a particular gemstone has been treated, the amount of treatment or whether treatment is permanent. The gemmological laboratories will only report on the improvements or treatments known to the laboratories at the date of the report.

(d) For jewellery sales, **estimates** are based on the information in any gemmological report or, if no report is available, assume that the gemstones may have been treated or enhanced.

8 • WATCHES & CLOCKS

(a) Almost all clocks and watches are repaired in their lifetime and may include parts which are not original. We do not give a **warranty** that any individual component part of any watch or clock is **authentic**. Watchbands described as "associated" are not part of the original watch and may not be **authentic**. Clocks may be sold without pendulums, weights or keys.

(b) As collectors' watches and clocks often have very fine and complex mechanisms, a general service, change of battery or further repair work may be necessary, for which you are responsible. We do not give a **warranty** that any watch or clock is in good working order. Certificates are not available unless described in the catalogue.

(c) Most watches have been opened to find out the type and quality of movement. For that reason, watches with water resistant cases may not be waterproof and we recommend you have them checked by a competent watchmaker before use.

Important information about the sale, transport and shipping of watches and watchbands can be found in paragraph H2(f).

B • REGISTERING TO BID

1 • NEW BIDDERS

(a) If this is your first time bidding at Christie's or you are a returning bidder who has not bought anything from any of our salerooms within the last two years you must register at least 48 hours before an auction to give us enough time to process and approve your registration. We may, at our option, decline to permit you to register as a bidder. You will be asked for the following:

(i) for individuals: Photo identification (driving licence, national identity card or passport) and, if not shown on the ID document, proof of your current address (for example, a current utility bill or bank statement);

(ii) for corporate clients: Your Certificate of Incorporation or equivalent document(s) showing your name and registered address , photo ID copy of the authorized bidder, letter of authorization duly signed by legal representative and, where applicable, chopped with company stamp and together with documentary proof of directors and beneficial owners;

(iii) for trusts, partnerships, offshore companies and other business structures, please contact us in advance to discuss our requirements.

(b) We may also ask you to give us a financial reference and/or a deposit as a condition of allowing you to bid. For help, please contact our Client Services Department on +852 2760 1766.

2 • RETURNING BIDDERS

We may at our option ask you for current identification as described in paragraph B1(a) above, a financial reference or a deposit as a condition of allowing you to bid. If you have not bought anything from any of our salerooms in the last two years or if you want to spend more than on previous occasions, please contact our Bids Department on +852 2978 9910 or email to bidsasia@christies.com.

3 • IF YOU FAIL TO PROVIDE THE RIGHT DOCUMENTS

If in our opinion you do not satisfy our bidder identification and registration procedures including, but not limited to completing any anti-money laundering and/or anti-terrorism financing checks we may require to our satisfaction, we may refuse to register you to bid, and if you make a successful bid, we may cancel the contract for sale between you and the seller. Christie's may, at its option, specify the type of photo identification it will accept, for the purposes of bidder identification and registration procedures.

4 • BIDDING ON BEHALF OF ANOTHER PERSON

(a) **As authorised bidder:** If you are bidding on behalf of another person, that person will need to complete the registration requirements above before you can bid, and supply a signed letter authorising you to bid for him/her.

(b) **As agent for an undisclosed principal:** If you are bidding as an agent for an undisclosed principal (the ultimate buyer(s)), you accept personal liability to pay the **purchase price** and all other sums due. Further, you warrant that:

(i) you have conducted appropriate customer due diligence on the ultimate buyer(s) of the **lot(s)** in accordance with any and all applicable anti-money laundering and sanctions laws, consent to us relying on this due diligence, and you will retain for a period of not less than 5 years the documentation and records evidencing the due diligence;

(ii) you will make such documentation and records evidencing your due diligence promptly available for immediate inspection by an independent third-party auditor upon our written request to do so. We will not disclose such documentation and records to any third-parties unless (1) it is already in the public domain, (2) it is required to be disclosed by law, or (3) it is in accordance with anti-money laundering laws;

(iii) the arrangements between you and the ultimate buyer(s) are not designed to facilitate tax crimes;

(iv) you do not know, and have no reason to suspect, that the funds used for settlement are connected with, the proceeds of any criminal activity or that the ultimate buyer(s) are under investigation, charged with or convicted of money laundering, terrorist activities or other money laundering predicate crimes.

A bidder accepts personal liability to pay the **purchase price** and all other sums due unless it has been agreed in writing with Christie's before commencement of the auction that the bidder is acting as an agent on behalf of a named third party acceptable to Christie's and that Christie's will only seek payment from the named third party.

5 • BIDDING IN PERSON

If you wish to bid in the saleroom you must register for a numbered bidding paddle at least 30 minutes before the auction. For help, please contact the Client Services Department on +852 2760 1766.

6 • BIDDING SERVICES

The bidding services described below are a free service offered as a convenience to our clients and Christie's is not responsible for any error (human or otherwise), omission or breakdown in providing these services.

(A) PHONE BIDS

Your request for this service must be made no later than 24 hours prior to the auction. We will accept bids by telephone for **lots** only if our staff are available to take the bids. Telephone bids cannot be accepted for lots estimated below HK$30,000. If you need to bid in a language other than in English, you must arrange this well before the auction. We may record telephone bids. By bidding on the telephone, you are agreeing to us recording your conversations. You also agree that your telephone bids are governed by these Conditions of Sale.

(B) INTERNET BIDS ON CHRISTIE'S LIVE™

For certain auctions we will accept bids over the Internet. Please visit www.christies.com/livebidding and click on the 'Bid Live' icon to see details of how to watch, hear and bid at the auction from your computer. As well as these Conditions of Sale, internet bids are governed by the Christie's LIVE™ terms of use which are available on www.christies.com.

(C) WRITTEN BIDS

You can find a Written Bid Form at any Christie's office or by choosing the sale and viewing the **lots** online at www.christies.com. We must receive your completed Written Bid at least 24 hours before the auction. Bids must be placed in the currency of the saleroom. The **auctioneer** will take reasonable steps to carry out written bids at the lowest possible price, taking into account the **reserve**. If you make a written bid on a **lot** which does not have a **reserve** and there is no higher bid than yours, we will bid on your behalf at around 50% of the **low estimate** or, if lower, the amount of your bid. If we receive written

bids on a **lot** for identical amounts, and at the auction these are the highest bids on the **lot**, we will sell the **lot** to the bidder whose written bid we received first.

C • CONDUCTING THE SALE

1 • WHO CAN ENTER THE AUCTION

We may, at our option, refuse admission to our premises or decline to permit participation in any auction or to reject any bid.

2 • RESERVES

Unless otherwise indicated, all **lots** are subject to a **reserve**. We identify **lots** that are offered without **reserve** with the symbol • next to the **lot** number. The **reserve** cannot be more than the **lot's low estimate**.

3 • AUCTIONEER'S DISCRETION

The **auctioneer** can at his sole option:

(a) refuse any bid;

(b) move the bidding backwards or forwards in any way he or she may decide, or change the order of the **lots**;

(c) withdraw any **lot**;

(d) divide any **lot** or combine any two or more **lots**;

(e) reopen or continue the bidding even after the hammer has fallen; and

(f) in the case of error or dispute related to bidding and whether during or after the auction, continue the bidding, determine the successful bidder, cancel the sale of the **lot**, or reoffer and resell any **lot**. If you believe that the **auctioneer** has accepted the successful bid in error, you must provide a written notice detailing your claim within 3 business days of the date of the auction. The **auctioneer** will consider such claim in good faith. If the **auctioneer**, in the exercise of his or her discretion under this paragraph, decides after the auction is complete, to cancel the sale of a **lot**, or reoffer and resell a **lot**, he or she will notify the successful bidder no later than by the end of the 7th calendar day following the date of the auction. The **auctioneer**'s decision in exercise of this discretion is final. This paragraph does not in any way prejudice Christie's ability to cancel the sale of a **lot** under any other applicable provision of these Conditions of Sale, including the rights of cancellation set forth in sections B(3), E(2)(i), F(4) and J(1).

4 • BIDDING

The **auctioneer** accepts bids from:

(a) bidders in the saleroom;

(b) telephone bidders, and internet bidders through 'Christie's LIVE™ (as shown above in Section B6); and

(c) written bids (also known as absentee bids or commission bids) left with us by a bidder before the auction.

5 • BIDDING ON BEHALF OF THE SELLER

The **auctioneer** may, at his or her sole option, bid on behalf of the seller up to but not including the amount of the **reserve** either by making consecutive bids or by making bids in response to other bidders. The **auctioneer** will not identify these as bids made on behalf of the seller and will not make any bid on behalf of the seller at or above the **reserve**. If **lots** are offered without **reserve**, the **auctioneer** will generally decide to open the bidding at 50% of the **low estimate** for the **lot**. If no bid is made at that level, the **auctioneer** may decide to go backwards at his or her sole option until a bid is made, and then

continue up from that amount. In the event that there are no bids on a **lot**, the **auctioneer** may deem such **lot** unsold.

6 • BID INCREMENTS

Bidding generally starts below the **low estimate** and increases in steps (bid increments). The **auctioneer** will decide at his or her sole option where the bidding should start and the bid increments.

7 • CURRENCY CONVERTER

The saleroom video screens, and Christie's LIVE™ and Christie's website may show bids in some other major currencies from that of the saleroom. Any conversion is for guidance only and we cannot be bound by any rate of exchange used by Christie's. Christie's is not responsible for any error (human or otherwise), omission or breakdown in providing these services.

8 • SUCCESSFUL BIDS

Unless the **auctioneer** decides to use his or her discretion as set out in paragraph C3 above, when the **auctioneer**'s hammer strikes, we have accepted the last bid. This means a contract for sale has been formed between the seller and the successful bidder. We will issue an invoice only to the registered bidder who made the successful bid. While we send out invoices by post and/or email after the auction, we do not accept responsibility for telling you whether or not your bid was successful. If you have bid by written bid, you should contact us by telephone or in person as soon as possible after the auction to get details of the outcome of your bid to avoid having to pay unnecessary storage charges.

9 • LOCAL BIDDING LAWS

You agree that when bidding in any of our sales that you will strictly comply with all local laws and regulations in force at the time of the sale for the relevant sale site.

D • THE BUYER'S PREMIUM, TAXES

1 • THE BUYER'S PREMIUM

In addition to the **hammer price**, the successful bidder agrees to pay us a **buyer's premium** on the **hammer price** of each **lot** sold. On all **lots** we charge 25% of the **hammer price** up to and including HK$5,000,000, 20% on that part of the **hammer price** over HK$5,000,000 and up to and including HK$50,000,000, and 14.5% of that part of the **hammer price** above HK$50,000,000.

2 • TAXES

The successful bidder is responsible for any applicable tax including any VAT, sales or compensating use tax or equivalent tax wherever such taxes may arise on the **hammer price** and the **buyer's premium**. It is the buyer's responsibility to ascertain and pay all taxes due. In all circumstances Hong Kong law takes precedence. Christie's recommends you obtain your own independent tax advice.

For **lots** Christie's ships to the United States, a state sales or use tax may be due on the **hammer price**, **buyer's premium** and/or any other charges related to the **lot**, regardless of the nationality or citizenship of the purchaser. Christie's will collect sales tax where legally required. The applicable sales tax rate will be determined based upon the state, county, or locale to which the **lot** will be shipped. Successful bidders claiming an exemption from sales tax must provide appropriate documentation to Christie's prior to the release of the **lot**. For shipments to those states for which Christie's is not required to collect sales tax, a successful bidder may be required to remit use tax to that state's taxing authorities. Christie's recommends you obtain your own independent tax advice with further questions.

E • WARRANTIES

1 • SELLER'S WARRANTIES

For each **lot**, the seller gives a **warranty** that the seller:

(a) is the owner of the **lot** or a joint owner of the **lot** acting with the permission of the other co-owners or, if the seller is not the owner or a joint owner of the **lot**, has the permission of the owner to sell the **lot**, or the right to do so in law; and

(b) has the right to transfer ownership of the **lot** to the buyer without any restrictions or claims by anyone else.

If either of the above **warranties** are incorrect, the seller shall not have to pay more than the **purchase price** (as defined in paragraph F1(a) below) paid by you to us. The seller will not be responsible to you for any reason for loss of profits or business, expected savings, loss of opportunity or interest, costs, damages, **other damages** or expenses. The seller gives no **warranty** in relation to any **lot** other than as set out above and, as far as the seller is allowed by law, all **warranties** from the seller to you, and all other obligations upon the seller which may be added to this agreement by law, are excluded.

2 • OUR AUTHENTICITY WARRANTY

We warrant, subject to the terms below, that the **lots** in our sales are **authentic** (our "**authenticity warranty**"). If, within 5 years of the date of the auction, you give notice to us that your **lot** is not **authentic**, subject to the terms below, we will refund the **purchase price** paid by you. The meaning of **authentic** can be found in the glossary at the end of these Conditions of Sale. The terms of the **authenticity warranty** are as follows:

(a) It will be honoured for claims notified within a period of 5 years from the date of the auction. After such time, we will not be obligated to honour the **authenticity warranty**.

(b) It is given only for information shown in **UPPERCASE type** in the first line of the **catalogue description** (the "**Heading**"). It does not apply to any information other than in the **Heading**, even if shown in **UPPERCASE type**.

(c) The authenticity warranty does not apply to any **Heading** or part of a **Heading** which is qualified. **Qualified** means limited by a clarification in a **lot's catalogue description** or by the use in a **Heading** of one of the terms listed in the section titled **Qualified Headings** on the page of the catalogue headed "Important Notices and Explanation of Cataloguing Practice". For example, use of the term "ATTRIBUTED TO….." in a **Heading** means that the **lot** is in Christie's opinion probably a work by the named artist but no warranty is provided that the **lot** is the work of the named artist. Please read the full list of **Qualified Headings** and a **lot's** full **catalogue description** before bidding.

(d) The **authenticity warranty** applies to the **Heading** as amended by any **Saleroom Notice.**

(e) The **authenticity warranty** does not apply where scholarship has developed since the auction leading to a change in generally accepted opinion. Further it does not apply if the **Heading** either matched the generally accepted opinion of experts at the date of the sale or drew attention to any conflict of opinion.

(f) The **authenticity warranty** does not apply if the **lot** can only be shown not to be **authentic** by a scientific process which, on the date we published the catalogue, was not available or generally accepted for use, or which was unreasonably expensive or impractical, or which was likely to have damaged the **lot**.

(g) The benefit of the **authenticity warranty** is only available to the original buyer shown on the invoice for the **lot** issued at the time of the sale and only if, on the date of the notice of

claim, the original buyer is the full owner of the **lot** and the **lot** is free from any claim, interest or restriction by anyone else. The benefit of this **authenticity warranty** may not be transferred to anyone else.

(h) In order to claim under the **authenticity warranty** you must:

(i) give us written notice of your claim within 5 years of the date of the auction. We may require full details and supporting evidence of any such claim;

(ii) at Christie's option, we may require you to provide the written opinions of two recognized experts in the field of the **lot** mutually agreed by you and us in advance confirming that the **lot** is not **authentic.** If we have any doubts, we reserve the right to obtain additional opinions at our expense; and

(iii) return the **lot** at your expense to the saleroom from which you bought it in the **condition** it was in at the time of sale.

(i) Your only right under this **authenticity warranty** is to cancel the sale and receive a refund of the **purchase price** paid by you to us. We will not, in any circumstances, be required to pay you more than the **purchase price** nor will we be liable for any loss of profits or business, loss of opportunity or value, expected savings or interest, costs, damages, **other damages** or expenses.

(j) **Books.** Where the **lot** is a book, we give an additional **warranty** for 14 days from the date of the sale that if on collation any **lot** is defective in text or illustration, we will refund your **purchase price**, subject to the following terms:

(a) This additional **warranty** does not apply to:

(i) the absence of blanks, half titles, tissue guards or advertisements, damage in respect of bindings, stains, spotting, marginal tears or other defects not affecting completeness of the text or illustration;

(ii) drawings, autographs, letters or manuscripts, signed photographs, music, atlases, maps or periodicals;

(iii) books not identified by title;

(iv) **lots** sold without a printed **estimate**;

(v) books which are described in the catalogue as sold not subject to return; or

(vi) defects stated in any **condition** report or announced at the time of sale.

(b) To make a claim under this paragraph you must give written details of the defect and return the **lot** to the sale room at which you bought it in the same **condition** as at the time of sale, within 14 days of the date of the sale.

(k) **South East Asian Modern and Contemporary Art and Chinese Calligraphy and Painting.**

In these categories, the **authenticity warranty** does not apply because current scholarship does not permit the making of definitive statements. Christie's does, however, agree to cancel a sale in either of these two categories of art where it has been proven the **lot** is a forgery. Christie's will refund to the original buyer the **purchase price** in accordance with the terms of Christie's **authenticity warranty**, provided that the original buyer notifies us with full supporting evidence documenting the forgery claim within twelve (12) months of the date of the auction. Such evidence must be satisfactory to us that the **lot** is a forgery in accordance with paragraph E2(h)(ii) above and the **lot** must be returned to us in accordance with E2h(iii) above. Paragraphs E2(b), (c), (d), (e), (f) and (g) and (i) also apply to a claim under these categories.

(l) **Chinese, Japanese and Korean artefacts (excluding Chinese, Japanese and Korean calligraphy, paintings, prints, drawings and jewellery).**

In these categories, paragraph E2 (b) – (e) above shall be amended so that where no maker or artist is identified, the authenticity warranty is given not only for the **Heading** but also for information regarding date or period shown in **UPPERCASE type** in the second line of the **catalogue description** (the "**Subheading**"). Accordingly, all references to the **Heading** in paragraph E2 (b) – (e) above shall be read as references to both the **Heading** and the **Subheading**.

F • PAYMENT

1 • HOW TO PAY

(a) Immediately following the auction, you must pay the **purchase price** being:

(i) the **hammer price**; and

(ii) the **buyer's premium**; and

(iii) any duties, goods, sales, use, compensating or service tax.

Payment is due no later than by the end of the 7th calendar day following the date of the auction (the "**due date**").

(b) We will only accept payment from the registered bidder. Once issued, we cannot change the buyer's name on an invoice or re-issue the invoice in a different name. You must pay immediately even if you want to export the **lot** and you need an export licence.

(c) You must pay for **lots** bought at Christie's in Hong Kong in the currency stated on the invoice in one of the following ways:

(i) Christie's is pleased to offer clients the option of viewing invoices, paying and arranging shipping online through MyChristie's. To log in, or if you have yet to create an online account, please go to: **www.christies.com/MyChristies**. While this service is available for most lots, payment and shipping must be arranged offline for some items. Please contact Post-Sale Services directly to coordinate.

(ii) Wire transfer

You must make payments to:

HSBC
Head Office
1 Queen's Road, Central, Hong Kong
Bank code: 004
Account No. 062-305438-001
Account Name: Christie's Hong Kong Limited
SWIFT: HSBCHKHHHKH

(iii) Credit Card.

We accept most major credit cards subject to certain conditions. We accept payments in person by credit card up to HK$1,000,000 per auction sale although conditions and restrictions apply. China Union Pay is accepted with no limits on amounts. To make a 'cardholder not present' (CNP) payment, we accept payment up to HK$1,000,000 per auction sale. CNP payments cannot be accepted by all salerooms and are subject to certain restrictions. Details of the conditions and restrictions applicable to credit card payments are available from our Post-Sale Services Department, whose details are set out in paragraph (d) below.

(iv) Cash

We accept cash subject to a maximum of HKD80,000 per buyer per year at our Post-Sale Services Department only (subject to conditions).

(v) Banker's draft

You must make these payable to Christie's Hong Kong Limited and there may be conditions.

(vi) Cheque

You must make cheques payable to Christie's Hong Kong Limited. Cheques must be from accounts in Hong Kong dollar from a Hong Kong bank.

(d) You must quote the sale number, your invoice number and client number when making a payment. All payments sent by post must be sent to: Christie's, Post-Sale Services Department, 22nd Floor Alexandra House, 18 Chater Road, Central, Hong Kong.

(e) For more information please contact our Post-Sale Services Department by phone on +852 2760 1766 or email to postsaleasia@christies.com.

2 • TRANSFERRING OWNERSHIP TO YOU

You will not own the **lot** and ownership of the **lot** will not pass to you until we have received full and clear payment of the **purchase price**, even in circumstances where we have released the **lot** to the buyer.

3 • TRANSFERRING RISK TO YOU

The risk in and responsibility for the **lot** will transfer to you from whichever is the earlier of the following:

(a) When you collect the **lot**; or

(b) At the end of the 30th day following the date of the auction, even if you have not collected the **lot** by this date.

4 • WHAT HAPPENS IF YOU DO NOT PAY

(a) If you fail to pay us the **purchase price** in full by the **due date**, we will be entitled to do one or more of the following (as well as enforce our rights under paragraph F5 and any other rights or remedies we have by law):

(i) to charge interest from the **due date** at a rate of 7% a year above the 3-month HIBOR rate from time to time on the unpaid amount due;

(ii) we can cancel the sale of the **lot**. If we do this, we may sell the **lot** again, publically or privately on such terms we shall think necessary or appropriate, in which case you must pay us any shortfall between the **purchase price** and the proceeds from the resale. You must also pay all costs, expenses, losses, damages and legal fees we have to pay or may suffer and any shortfall in the seller's commission on the resale;

(iii) we can pay the seller an amount up to the net proceeds payable in respect of the amount bid by your default in which case you acknowledge and understand that Christie's will have all of the rights of the seller to pursue you for such amounts;

(iv) we can hold you legally responsible for the **purchase price** and may begin legal proceedings to recover it together with other losses, interest, legal fees and costs as far as we are allowed by law;

(v) we can take what you owe us from any amounts which we or any company in the **Christie's Group** may owe you (including any deposit or other part-payment which you have

paid to us);

(vi) we can, at our option, reveal your identity and contact details to the seller;

(vii) we can reject at any future auction any bids made by you or on your behalf or to obtain a deposit from you before accepting any bids;

(viii) to exercise all the rights and remedies of a person holding security over any property in our possession owned by you, whether by way of pledge, security interest or in any other way as permitted by the law of the place where such property is located. You will be deemed to have granted such security to us and we may retain such property as collateral security for your obligations to us; and

(ix) we can take any other action we see necessary or appropriate.

(b) If you owe money to us or to another **Christie's Group** company, we can use any amount you do pay, including any deposit or other part-payment you have made to us, or which we owe you, to pay off any amount you owe to us or another **Christie's Group** company for any transaction.

(c) If you make payment in full after the **due date**, and we choose to accept such payment we may charge you storage and transport costs from the date that is 31 calendar days following the auction in accordance with paragraphs G(c)(i) and (ii). In such circumstances paragraph G(c)(iv) shall apply.

5 • KEEPING YOUR PROPERTY

If you owe money to us or to another **Christie's Group** company, as well as the rights set out in F4 above, we can use or deal with any of your property we hold or which is held by another **Christie's Group** company in any way we are allowed to by law. We will only release your property to you after you pay us or the relevant **Christie's Group** company in full for what you owe. However, if we choose, we can also sell your property in any way we think appropriate. We will use the proceeds of the sale against any amounts you owe us and we will pay any amount left from that sale to you. If there is a shortfall, you must pay us any difference between the amount we have received from the sale and the amount you owe us.

G • WATCHES COLLECTION AND STORAGE

(a) We ask that you collect purchased **lots** promptly following the auction **(but note that you may not collect any lot until you have made full and clear payment of all amounts due to us)**.

(b) For information on collecting lots, Please contact Christie's Post-Sale Services Department on +852 2760 1766 / Email: postsaleasia@christies.com

(c) If you do not collect any **lot** promptly following the auction we can, at our option, remove the **lot** to another Christie's location or an affiliate or third party warehouse.

(d) If you do not collect a **lot** by the end of the 30th day following the date of the auction, unless otherwise agreed in writing:

(i) we will charge you storage costs from that date.

(ii) we can, at our option, move the **lot** to or within an affiliate or third party warehouse and charge you transport costs and administrative fees for doing so.

(iii) we may sell the **lot** in any commercially reasonable way we think appropriate.

(iv) the storage terms which can be found at www.christies.com/storage shall apply.

(v) Nothing in this paragraph is intended to limit our rights under paragraph F4.

H • TRANSPORT AND SHIPPING

1 • TRANSPORT AND SHIPPING

We will enclose a transport and shipping form with each invoice sent to you. You must make all transport and shipping arrangements. However, we can arrange to pack, transport and ship your property if you ask us to and pay the costs of doing so. We recommend that you ask us for an **estimate**, especially for any large items or items of high value that need professional packing before you bid. We may also suggest other handlers, packers, transporters or experts if you ask us to do so. For more information, please contact Christie's Post-Sale Services Department on +852 2760 1766 or email to postsaleasia@christies.com. We will take reasonable care when we are handling, packing, transporting and shipping a **lot**. However, if we recommend another company for any of these purposes, we are not responsible for their acts, failure to act or neglect.

2 • EXPORT AND IMPORT

Any **lot** sold at auction may be affected by laws on exports from the country in which it is sold and the import restrictions of other countries. Many countries require a declaration of export for property leaving the country and/or an import declaration on entry of property into the country. Local laws may prevent you from importing a **lot** or may prevent you selling a **lot** in the country you import it into.

We will not be obliged to cancel your purchase and refund the **purchase price** if your **lot** may not be exported, imported or it is seized for any reason by a government authority. It is your responsibility to determine and satisfy the requirements of any applicable laws or regulations relating to the export or import of any **lot** you purchase.

(a) You alone are responsible for getting advice about and meeting the requirements of any laws or regulations which apply to exporting or importing any **lot** prior to bidding. If you are refused a licence or there is a delay in getting one, you must still pay us in full for the **lot**. We may be able to help you apply for the appropriate licences if you ask us to and pay our fee for doing so. However, we cannot guarantee that you will get one. For more information, please contact Christie's Post-Sale Services Department on +852 2760 1766 or email to postsaleasia@christies.com.

(b) You alone are responsible for any applicable taxes, tariffs or other government-imposed charges relating to the export or import of the **lot**. If Christie's exports or imports the **lot** on your behalf, and if Christie's pays these applicable taxes, tariffs or other government-imposed charges, you agree to refund that amount to Christie's.

(c) **Lots made of protected species**

Lots made of or including (regardless of the percentage) endangered and other protected species of wildlife are marked with the symbol ~ in the catalogue. This material includes, among other things, ivory, tortoiseshell, crocodile skin, rhinoceros horn, whalebone certain species of coral, and rosewood. You should check the relevant customs laws and regulations before bidding on any **lot** containing wildlife material if you plan to import the **lot** into another country. Several countries refuse to allow you to import property containing these materials, and some other countries require a licence from the relevant regulatory agencies in the countries of exportation as well as importation. In some cases, the **lot** can only be shipped with an independent scientific confirmation of species and/or age and you will need to obtain these at your own cost. If a **lot** contains elephant ivory, or any other wildlife material that could be confused with elephant ivory, (for example, mammoth ivory, walrus ivory, helmeted hornbill ivory) please see further important information in paragraph (c) if you are proposing to import the **lot** into the USA. We will not be obliged to cancel your purchase and refund the **purchase price** if your **lot** may not be exported, imported or it is seized for any reason by a government authority. It is your responsibility to determine and satisfy the requirements of any applicable laws or regulations relating to the export or import of property containing such protected or regulated material.

(d) **US import ban on African elephant ivory**

The USA prohibits the import of ivory from the African elephant. Any **lot** containing elephant ivory or other wildlife material that could be easily confused with elephant ivory (for example, mammoth ivory, walrus ivory, helmeted hornbill ivory) can only be imported into the US with results of a rigorous scientific test acceptable to Fish & Wildlife, which confirms that the material is not African elephant ivory. Where we have conducted such rigorous scientific testing on a **lot** prior to sale, we will make this clear in the lot description. In all other cases, we cannot confirm whether a **lot** contains African elephant ivory, and you will buy that **lot** at your own risk and be responsible for any scientific test or other reports required for import into the USA at your own cost. If such scientific test is inconclusive or confirms the material is from the African elephant, we will not be obliged to cancel your purchase and refund the **purchase price.**

(e) **Lots of Iranian origin**

Some countries prohibit or restrict the purchase and/or import of Iranian-origin "works of conventional craftsmanship" (works that are not by a recognized artist and/or that have a function, for example: carpets, bowls, ewers, tiles, ornamental boxes). For example, the USA prohibits the import of this type of property and its purchase by US persons (wherever located). Other countries, such as Canada, only permit the import of this property in certain circumstances. As a convenience to buyers, Christie's indicates under the title of a **lot** if the **lot** originates from Iran (Persia). It is your responsibility to ensure you do not bid on or import a **lot** in contravention of the sanctions or trade embargoes that apply to you.

(f) **Gold**

Gold of less than 18ct does not qualify in all countries as 'gold' and may be refused import into those countries as 'gold'.

(g) **Watches**

Many of the watches offered for sale in this catalogue are pictured with straps made of endangered or protected animal materials such as alligator or crocodile. These **lots** are marked with the symbol ▯ in the catalogue. These endangered species straps are shown for display purposes only and are not for sale. Christie's will remove and retain the strap prior to shipment from the sale site. At some sale sites, Christie's may, at its discretion, make the displayed endangered species strap available to the buyer of the **lot** free of charge if collected in person from the sale site within 1 year of the date of the sale. Please check with the department for details on a particular **lot**.

For all symbols and other markings referred to in paragraph H2, please note that **lots** are marked as a convenience to you, but we do not accept liability for errors or for failing to mark **lots**.

I • OUR LIABILITY TO YOU

(a) We give no **warranty** in relation to any statement made, or information given, by us or our representatives or employees, about any **lot** other than as set out in the **authenticity warranty** and, as far as we are allowed by law, all **warranties** and other terms which may be added to this agreement by law are excluded. The seller's **warranties** contained in paragraph E1 are their own and we do not have any liability to you in relation to those **warranties.**

(b)

(i) We are not responsible to you for any reason (whether for breaking this agreement or any other matter relating to your purchase of, or bid for, any **lot**) other than in the event of fraud or fraudulent misrepresentation by us or other than as expressly set out in these conditions of sale; and

(ii) We do not give any representation, warranty or guarantee or assume any liability of any kind in respect of any **lot** with regard to merchantability, fitness for a particular purpose, description, size, quality, condition, attribution, authenticity, rarity, importance, medium, provenance, exhibition history, literature, or historical relevance. Except as required by local

law, any warranty of any kind is excluded by this paragraph.

(c) In particular, please be aware that our written and telephone bidding services, Christie's LIVE™, **condition** reports, currency converter and saleroom video screens are free services and we are not responsible to you for any error (human or otherwise), omission, breakdown, or delay, unavailability, suspension or termination of any of these services.

(d) We have no **responsibility** to any person other than a buyer in connection with the purchase of any **lot**.

(e) If, in spite of the terms in paragraphs (a) to (d) or E2(i) above, we are found to be liable to you for any reason, we shall not have to pay more than the **purchase price** paid by you to us. We will not be responsible to you for any reason for loss of profits or business, loss of opportunity or value, expected savings or interest, costs, damages, or expenses.

J • OTHER TERMS

1 • OUR ABILITY TO CANCEL

In addition to the other rights of cancellation contained in this agreement, we can cancel a sale of a **lot** if we reasonably believe that completing the transaction is, or may be, unlawful or that the sale places us or the seller under any liability to anyone else or may damage our reputation.

2 • RECORDINGS

We may videotape and record proceedings at any auction. We will keep any personal information confidential, except to the extent disclosure is required by law. However, we may, through this process, use or share these recordings with another **Christie's Group** company and marketing partners to analyse our customers and to help us to tailor our services for buyers. If you do not want to be videotaped, you may make arrangements to make a telephone or written bid or bid on Christie's LIVE™ instead. Unless we agree otherwise in writing, you may not videotape or record proceedings at any auction.

3 • COPYRIGHT

We own the copyright in all images, illustrations and written material produced by or for us relating to a **lot** (including the contents of our catalogues unless otherwise noted in the catalogue). You cannot use them without our prior written permission. We do not offer any guarantee that you will gain any copyright or other reproduction rights to the **lot**.

4 • ENFORCING THIS AGREEMENT

If a court finds that any part of this agreement is not valid or is illegal or impossible to enforce, that part of the agreement will be treated as being deleted and the rest of this agreement will not be affected.

5 • TRANSFERRING YOUR RIGHTS AND RESPONSIBILITIES

You may not grant a security over or transfer your rights or responsibilities under these terms on the contract of sale with the buyer unless we have given our written permission. This agreement will be binding on your successors or estate and anyone who takes over your rights and responsibilities.

6 • TRANSLATIONS

If we have provided a translation of this agreement, we will use the English version in deciding any issues or disputes which arise under this agreement.

7 • PERSONAL INFORMATION

We will hold and process your personal information and may pass it to another Christie's Group company for use as described in, and in line with, our privacy notice at www.christies.com/about-us/contact/privacy and if you are a resident of California you can see a copy of our California Consumer Privacy Act statement at https://www.christies.com/about-us/contact/ccpa.

8 • WAIVER

No failure or delay to exercise any right or remedy provided under these Conditions of Sale shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

9 • LAW AND DISPUTES

The rights and obligations of the parties with respect to these Conditions of Sale, the conduct of the auction and any matters connected with any of the foregoing shall be governed and interpreted by the Hong Kong laws. By bidding at auction, whether present in person or by agent, by written bid, telephone or other means, the buyer shall be deemed to have accepted these Conditions and submitted, for the benefit of Christie's, to the exclusive jurisdiction of the Hong Kong courts, and also accepted that Christie's also has the right to pursue remedies in any other jurisdiction in order to recover any outstanding sums due from the buyer.

10 • REPORTING ON WWW.CHRISTIES.COM

Details of all **lots** sold by us, including **catalogue descriptions** and prices, may be reported on www.christies.com. Sales totals are **hammer price** plus **buyer's premium** and do not reflect costs, financing fees, or application of buyer's or seller's credits. We regret that we cannot agree to requests to remove these details from www.christies.com.

K • GLOSSARY

auctioneer : individual auctioneer and/or Christie's.

authentic : a genuine example, rather than a copy or forgery of:

(i) the work of a particular artist, author or manufacturer, if the **lot** is described in the **Heading** as the work of that artist, author or manufacturer;

(ii) a work created within a particular period or culture, if the **lot** is described in the **Heading** as a work created during that period or culture;

(iii) a work for a particular origin source if the **lot** is described in the **Heading** as being of that origin or source; or

(iv) in the case of gems, a work which is made of a particular material, if the **lot** is described in the **Heading** as being made of that material.

authenticity warranty: the guarantee we give in this agreement that a **lot** is **authentic** as set out in section E2 of this agreement.

buyer's premium: the charge the buyer pays us along with the **hammer price**.

catalogue description : the description of a **lot** in the catalogue for the auction, as amended by any saleroom notice.

Christie's Group : Christie's International Plc, its subsidiaries and other companies within its corporate

group.

condition : the physical **condition** of a **lot**.

due date : has the meaning given to it paragraph F1(a).

estimate : the price range included in the catalogue or any saleroom notice within which we believe a **lot** may sell. **Low estimate** means the lower figure in the range and **high estimate** means the higher figure. The **mid estimate** is the midpoint between the two.

hammer price : the amount of the highest bid the **auctioneer** accepts for the sale of a **lot**.

Heading : has the meaning given to it in paragraph E2.

lot : an item to be offered at auction (or two or more items to be offered at auction as a group).

other damages : any special, consequential, incidental or indirect damages of any kind or any damages which fall within the meaning of 'special', 'incidental' or 'consequential' under local law.

purchase price : has the meaning given to it in paragraph F1(a).

provenance : the ownership history of a **lot**.

qualified : has the meaning given to it in paragraph E2 and **Qualified Headings** means the section headed **Qualified Headings** on the page of the catalogue headed 'Important Notices and Explanation of Cataloguing Practice'.

reserve : the confidential amount below which we will not sell a **lot**.

saleroom notice : a written notice posted next to the **lot** in the saleroom and on www.christies.com, which is also read to prospective telephone bidders and notified to clients who have left commission bids, or an announcement made by the **auctioneer** either at the beginning of the sale, or before a particular **lot** is auctioned.

UPPER CASE type : means having all capital letters.

warranty : a statement or representation in which the person making it guarantees that the facts set out in it are correct.

SYMBOLS USED IN THIS CATALOGUE

The meaning of words coloured in **bold** in this section can be found at the end of the section of the catalogue headed 'Conditions of Sale • Buying at Christie's'

º Christie's has a direct financial interest in the **lot**. See Important Notices and Explanation of Cataloguing Practice.

Δ Owned by Christie's or another **Christie's Group** company in whole or part. See Important Notices and Explanation of Cataloguing Practice.

◆ Christie's has a direct financial interest in the **lot** and has funded all or part of our interest with the help of someone else. See Important Notices and Explanation of Cataloguing Practice.

¤ Bidding by parties with an interest.

• **Lot** offered without **reserve** which will be sold to the highest bidder regardless of the pre-sale estimate in the catalogue.

~ **Lot** incorporates material from endangered species which could result in export restrictions. See Section H2(b) of the Conditions of Sale • Buying at Christie's.

Ψ **Lot** incorporates material from endangered species that is not for sale and is shown for display purposes only. The endangered species strap shown with the **Lot** is for display purposes only and is not for sale. Upon sale, the watch will not be supplied to a buyer outside Hong Kong with any watch strap.

Please note that **lots** are marked as a convenience to you and we shall not be liable for any errors in, or failure to, mark a **lot**.

IMPORTANT NOTICES AND EXPLANATION OF CATALOGUING PRACTICE

IMPORTANT NOTICES

CHRISTIE'S INTEREST IN PROPERTY CONSIGNED FOR AUCTION

Δ: Property owned in part or in full by Christie's

From time to time, Christie's may offer a lot which it owns in whole or in part. Such property is identified in the catalogue with the symbol Δ next to its lot number. Where Christie's has an ownership or financial interest in every lot in the catalogue, Christie's will not designate each lot with a symbol, but will state its interest in the front of the catalogue.

º Minimum price guarantees:

On occasion, Christie's has a direct financial interest in the outcome of the sale of certain lots consigned for sale. This will usually be where it has guaranteed to the Seller that whatever the outcome of the auction, the Seller will receive a minimum sale price for the work. This is known as a minimum price guarantee. Where Christie's holds such financial interest we identify such lots with the symbol º next to the lot number.

º ♦ Third party guarantees/Irrevocable bids

Where Christie's has provided a Minimum Price Guarantee it is at risk of making a loss, which can be significant, if the lot fails to sell. Christie's therefore sometimes chooses to share that risk with a third party who agrees prior to the auction to place an irrevocable written bid on the lot. If there are no other higher bids, the third party commits to buy the lot at the level of their irrevocable written bid. In doing so, the third party takes on all or part of the risk of the lot not being sold. Lots which are subject to a third party guarantee arrangement are identified in the catalogue with the symbol º ♦

Christie's compensates the third party in exchange for accepting this risk provided that the third party is not the successful bidder. The remuneration to the third party may either be based on a fixed fee or an amount calculated against the final hammer price. The third party may also bid for the lot above the irrevocable written bid. Where the third party is the successful bidder, the third party is required to pay the hammer price and the buyer's premium in full.

Third party guarantors are required by us to disclose to anyone they are advising their financial interest in any lots they are guaranteeing. However, for the avoidance of any doubt, if you are advised by or bidding through an agent on a lot identified as being subject to a third party guarantee you should always ask your agent to confirm whether or not he or she has a financial interest in relation to the lot.

¤ Bidding by parties with an interest

When a party with a direct or indirect interest in the lot who may have knowledge of the lot's reserve or other material information may be bidding on the lot, we will mark the lot with this symbol ¤. This interest can include beneficiaries of an estate that consigned the lot or a joint owner of a lot. Any interested party that successfully bids on a lot must comply with Christie's Conditions of Sale, including paying the lot's full Buyer's Premium plus applicable taxes.

Post-catalogue notifications

In certain instances, after the catalogue has been published, Christie's may enter into an arrangement or become aware of bidding that would have required a catalogue symbol. In those instances, a pre-sale or pre-lot announcement will be made.

Other arrangements

Christie's may enter into other arrangements not involving bids. These include arrangements where Christie's has given the Seller an Advance on the proceeds of sale of the lot or where Christie's has shared the risk of a guarantee with a partner without the partner being required to place an irrevocable written bid or otherwise participating in the bidding on the lot. Because such arrangements are unrelated to the bidding process they are not marked with a symbol in the catalogue.

Please see **http://www.christies.com/financial-interest/** for a more detailed explanation of minimum price guarantees and third party financing arrangements.

EXPLANATION OF CATALOGUING PRACTICE

Terms used in a catalogue or lot description have the meanings ascribed to them below. Please note that all statements in a catalogue or lot description as to authorship, period, reign or dynasty are made subject to the provisions of the Conditions of Sale, including the **authenticity warranty**. Our use of these expressions does not take account of the condition of the lot or of the extent of any restoration. Buyers are advised to inspect the property themselves. Written condition reports are usually available on request.

A term and its definition listed under 'Qualified Headings' is a qualified statement as to authorship, period, reign or dynasty. While the use of this term is based upon careful study and represents the opinion of specialists, Christie's and the consignor assume no risk, liability and responsibility for the authenticity of authorship or of the lot being created in certain period, reign or dynasty of any lot in this catalogue described by this term, and the **authenticity warranty** shall not be available with respect to lots described using this term.

Discrepancy in the layout of information may appear between the catalogue description in English and its Chinese translation. We will use the English version of the catalogue description in deciding any issue or disputes which arise under the Authenticity Warranty or the 'Qualified Headings'.

PICTURES, DRAWINGS, PRINTS, AND MINIATURES, SCULPTURES, INSTALLATION, VIDEO, CALLIGRAPHY AND PAINTED CERAMIC

QUALIFIED HEADINGS

"Attributed to…": in Christie's qualified opinion probably a work by the artist in whole or in part.

"Studio of …"/"Workshop of …": in Christie's qualified opinion a work executed in the studio or workshop of the artist, possibly under his supervision.

"Circle of …": in Christie's qualified opinion a work of the period of the artist and showing his influence.

"Follower of …": in Christie's qualified opinion a work executed in the artist's style but not necessarily by a pupil.

"Manner of …": in Christie's qualified opinion a work executed in the artist's style but of a later date.

"After …": in Christie's qualified opinion a copy (of any date) of a work of the artist.

"Signed …"/"Dated …"/ "Inscribed …": in Christie's qualified opinion the work has been signed/dated/inscribed by the artist.

"With signature …"/"With date …"/ "With inscription …": in Christie's qualified opinion the signature/ date/inscription appears to be by a hand other than that of the artist.

The date given for Old Master, Modern and Contemporary Prints is the date (or approximate date when prefixed with 'circa') on which the matrix was worked and not necessarily the date when the impression was printed or published.

The date given for Chinese Books and Rubbings is the date (or approximate date when prefixed with

'circa') when the impression was printed or published.

CHINESE CLASSICAL PAINTINGS & CHINESE MODERN AND CONTEMPORARY INK PAINTINGS

QUALIFIED HEADINGS

"Attributed to ...": In Christie's qualified opinion probably a work by the artist or maker in whole or in part.

"With signature ...": In Christie's qualified opinion the signature appears to be by a hand other than that of the artist.

The date given for Chinese Books and Rubbings is the date (or approximate date when prefixed with 'circa') when the impression was printed or published.

JEWELLERY

"Boucheron": when maker's name appears in the title, in Christie's opinion it is by that maker.

"Mount by Boucheron": in Christie's opinion the setting has been created by the jeweller using stones originally supplied by the jeweller's client.

QUALIFIED HEADINGS

"Signed Boucheron / Signature Boucheron": in Christie's qualified opinion has a signature by the jeweller.

"With maker's mark for Boucheron": in Christie's qualified opinion has a mark denoting the maker.

Periods

Art Nouveau 1895-1910

Belle Epoque 1895-1914

Art Deco 1915-1935

Retro 1940s

WATCHES

Authenticity Certificates

As certain manufacturers may not issue certificates of authenticity, Christie's has no obligation to furnish a buyer with a certificate of authenticity from the manufacturer, except where specifically noted in the catalogue. Unless Christie's is satisfied that it should cancel the sale in accordance with the authenticity warranty, the failure of a manufacturer to issue a certificate will not constitute grounds for cancellation of the sale.

Removal of Watch Batteries

Lots marked with the symbol ⊕ in the catalogue incorporate batteries which may be designated as "dangerous goods" under international laws and regulations governing the transport of goods by air freight. If buyers request shipment of such lots to regions outside the region in which the saleroom is located, the batteries will be removed and retained prior to shipment. If such lots are collected from the saleroom, the batteries will be made available for collection free of charge.

CHINESE CERAMICS AND WORKS OF ART

In Christie's opinion a work by the maker or artist

e.g. A YIXING TEAPOT BY CHEN MINGYUAN

KANGXI PERIOD (1662-1722)

When a piece is, in Christie's opinion, of a certain period, reign or dynasty, its attribution appears in uppercase letters directly below the heading of the description of the lot.

e.g. A BLUE AND WHITE BOWL

QING DYNASTY, 18TH CENTURY

If the date, period or reign mark mentioned in uppercase letters directly below the heading of the description of the lot states that the mark is of the period, then in Christie's opinion, the piece is of the date, period or reign of the mark.

e.g. A BLUE AND WHITE BOWL

KANGXI SIX-CHARACTER MARK IN UNDERGLAZE BLUE AND OF THE PERIOD (1662-1722)

When a piece is, in Christie's opinion, made no later than a certain period, reign or dynasty, its attribution appears in uppercase letters directly below the heading of the description of the lot and the term "AND EARLIER" appears.

e.g. A JADE NECKLACE

LIANGZHU CULTURE AND EARLIER, CIRCA 3900-2300 BC

If no date, period or reign mark is mentioned in uppercase letters directly below the heading of the description of the lot, in Christie's opinion it is of uncertain date or late manufacture.

e.g. A BLUE AND WHITE BOWL

QUALIFIED HEADINGS

When a piece is, in Christie's opinion, not of the period to which it would normally be attributed on stylistic grounds, this will be incorporated into the first line or the body of the text of the description.

e.g. A BLUE AND WHITE MING-STYLE BOWL

The Ming-style bowl is decorated with lotus scrolls…

In Christie's qualified opinion, this object could be dated to the Kangxi period but there is a strong element of doubt.

e.g. A BLUE AND WHITE BOWL

POSSIBLY KANGXI PERIOD

In Christie's opinion, this object is of a certain period, reign or dynasty. However, in Christie's qualified opinion, this object could belong to a particular culture but there is a strong element of doubt.

e.g. A JADE BLADE

NEOLITHIC PERIOD, POSSIBLY DAWENKOU CULTURE

Invoice No	DO 21002732	**A/c No**	[redacted]
Invoice Date	24/05/2021		

CHRISTIE'S

Mailing Address
Masterworks Gallery LLC
497 Broome Street
New York, NY 10013
United States

Account Address
Masterworks Gallery LLC on behalf of
Masterworks Cayman, SPC 053
Segregated Portfolio
497 Broome Street
New York, NY 10013
United States

PAYMENT SCHEDULE • DETAIL

Sale No 16897 **Sale Title** 20th and 21st Century Art Evening Sale **Sale Date** 24/05/2021

Lot	Description	Transaction	Due Date	Amount
61	CHRISTOPHER WOOL (B. 1955) *Untitled* signed, titled and dated 'WOOL 1997 UNTITLED (P259)' (on the reverse) enamel on aluminum	Extended Terms	23/08/2021	14,050,000.00
			Total Amount Due	**HK$ 14,050,000.00**

Notes

00831118

Invoice No	DO 21002732	**A/c No**	[redacted]
Invoice Date	24/05/2021		

CHRISTIE'S

Mailing Address
Masterworks Gallery LLC
497 Broome Street
New York, NY 10013
United States

Account Address
Masterworks Gallery LLC on behalf of
Masterworks Cayman, SPC 053
Segregated Portfolio
497 Broome Street
New York, NY 10013
United States

PAYMENT SCHEDULE • SUMMARY

Sale No 16897 **Sale Title** 20th and 21st Century Art Evening Sale **Sale Date** 24/05/2021

Instalment	Due Date	Amount
Payment Due	23/08/2021	14,050,000.00

	Total Amount Due	**HK$ 14,050,000.00**

Notes

0083118

Christie's Hong Kong Limited, 22nd Floor Alexandra House, 18 Chater Road, Central Hong Kong
Telephone +852 2760 1766, Fax +852 2760 1767
christies.com